           U S WEST Communications, Inc.
        RATIO OF EARNINGS TO FIXED CHARGES
               (Dollars in Millions)
,CAPTION.

                                                   Quarter Ended
                                                     6/30/95    6/30/94
--------------------------------------------------- ---------  ---------

Income before income taxes                               $465       $472
Interest expense (net of amounts capitalized)              95         81
Interest factor on rentals (1/3)                           16         18
                                                    ---------  ---------
Earnings                                                 $576       $571

Interest expense                                          105         88
Interest factor on rentals (1/3)                           16         18
                                                    ---------  ---------
Fixed charges                                            $121       $106

Ratio of earnings to fixed charges                       4.76    FALSE
--------------------------------------------------- ---------  ---------



                                                   Year-to-Date
                                                     6/30/95    6/30/94
--------------------------------------------------- ---------  ---------

Income before income taxes                               $983       $947
Interest expense (net of amounts capitalized)             186        161
Interest factor on rentals (1/3)                           31         36
                                                    ---------  ---------
Earnings                                               $1,200     $1,144

Interest expense                                          205        174
Interest factor on rentals (1/3)                           31         36
                                                    ---------  ---------
Fixed charges                                            $236       $210

Ratio of earnings to fixed charges                       5.08       5.45
--------------------------------------------------- ---------  ---------
